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                                                            EXHIBIT (H); PAGE 1


                              STOCK RIGHT AGREEMENT

                                   NO. E-1021

         THIS STOCK RIGHT AGREEMENT (the "Agreement") is made and entered into as of July 29, 1992, by and between FLOYD PANNING ("Investor") and HOH WATER TECHNOLOGY CORPORATION, a California Corporation ("HOH"), with respect to the following factsd:

         A. HOH has entered into a Master Agreement dated July 29, 1992 and Amendments to such Master Agreement, with ELECTROPURE, INC., a California corporation ("Electropure").

         B. Investor is an investor in Electropure.

         C. The Master Agreement provides for HOH to enter into this Agreement with Investor.

         NOW, THEREFORE, in consideration of the foregoing facts and the mutual covenants and agreements contained herein, the parties hereby agree as follows:

         1. RIGHT TO PURCHASE SHARES. HOH hereby grants to Investor the right (the "Preferential Right") to purchase shares of HOH Common Stock or Preferred Stock (the "Shares") as set forth herein. Investor shall have the Preferential Right to purchase any Shares HOH offers to any bona fide third party for cash and/or cancellation of indebtedness, provided, however, Investor shall have the right and priority to purchase only that percentage of the Shares offered as his investment in Electropure bears to the total investments in Electropure by all other investors of Electropure who have entered into substantially similar Stock Right Agreements and desire to purchase Shares, unless cuh other Investor does not or cannot purchase his full allocated share of the Shares, in which case, the balance of the Shares not being purchased shall be allocated again based on the investments in Electropure. Notwithstanding the above, Investor shall not be able to purchase Shares under this Agreement with an aggregate Purchase Price (as defined in Section 2 hereof) of more than Fifty Thousand ($50,000.00) Dollars.

         2. PURCHASE PRICE. The total purchase price per Share shall be seventy-five percent (75%) of the price the third party investor has agreed in writing to purchase all the Shares for.

         3. MECHANICS. Before HOH can enter into a valid sale or transfer of any Shares which the Investor has a Preferential Right to purchase herein, HOH shall first offer such Shares to the Investor and the other investors in Electropure in the manner set forth below:

                  3.1. HOH shall deliver written notice to the Investor and the other investors in Electropure stating the name and address of each prospective bona fide third party purchasers, the bona fide price, terms and conditions of such proposed sale or transfer, and written evidence of the intentioned purchasers' agreement to purchase and ability to purchase such Shares.

                  3.2. Upon receipt of the notice from HOH, the Investor shall have the Preferential Right to purchase certain of the Shares specified in the notice by delivery to HOH, by certified or registered mail or by hand, a written offer to purchase a specific number of the Shares or the Investors'